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                                      -33-


                   Baxter International Inc. and Subsidiaries

     Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                   (Unaudited - in millions, except ratios)


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Year ended December 31                  1994    1993(2)    1992    1991    1990

Income from continuing operations
 before income tax expense and
 cumulative effect of accounting
 change                                 $801     $(330)    $753    $688     $16
Add:
 Interest costs                          242       232      221     231     264
 Estimated interest included
   in rentals(1)                          43        44       43      36      35
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Fixed charges as defined                 285       276      264     267     299
 Interest costs capitalized               (5)      (10)     (10)     (9)     (5)
 Losses of less than majority owned
    affiliates, net of dividends          18        27       34      32      22
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 Income as adjusted                   $1,099      $(37)  $1,041    $978    $332
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Ratio of earnings to fixed charges      3.86      (.13)    3.94    3.66    1.11
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


Nine months ended September 30                                             1995

Income before income taxes                                                 $660
Add:
 Interest  costs                                                            163
 Estimated interest included in rentals (1)                                  32
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Fixed charges as defined                                                    195
 Interest costs capitalized                                                  (4)
 Losses of less than majority
   owned affiliates, net of dividends                                         3
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 Income as adjusted                                                        $854
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Ratio of earnings to fixed charges                                         4.38
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


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(1) Represents the estimated interest portion of rents.

(2) Earnings were inadequate to cover fixed charges for the year-ended December 31, 1993, due to the provision for the restructuring program costs. The amount of the coverage deficiency is $313 million.